Exhibit 99.1

For Immediate Release

DexCom Appoints Richard Collins to Board of Directors

Former United Healthcare Leader Will Serve as Independent Director

SAN DIEGO, CA - (BUSINESS WIRE-March 13, 2017) - DexCom, Inc. (Nasdaq: DXCM) today announced that Richard Collins has been appointed to the company’s Board of Directors, effective March 9, 2017. Mr. Collins will serve as an independent director of the company and a member of the board’s Audit Committee.

“As the healthcare industry evolves, continuous glucose monitoring (CGM) will play a vital role in driving cost effective clinical outcomes for patients, providers and payors,” said Terry Gregg, DexCom Executive Chairman. “Rich’s deep industry experience will bring an invaluable perspective to our Board.”

Mr. Collins is currently a Principal at The Pivot Group, an insurance industry consultancy, and brings 30 years of healthcare experience to DexCom. Previously, he spent 17 years at United Healthcare and held numerous key leadership positions during United Healthcare’s transformation into the largest healthcare insurer in the United States. Mr. Collins earned his Bachelor of Science from Maine Maritime Academy.

“DexCom’s market leadership in CGM leaves it well positioned to become a fundamental technology in the management of diabetes, one of the most impactful health conditions of our time,” said Collins. “I am very excited to join the board at this point in the company’s journey.”

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, CA, is dedicated to helping people better manage their diabetes by developing and marketing continuous glucose monitoring (CGM) products and tools for adult and pediatric patients. With exceptional performance, patient comfort and lifestyle flexibility at the heart of its technology, users have consistently ranked DexCom highest in customer satisfaction and loyalty. For more information on the DexCom CGM, visit www.dexcom.com.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that are not purely historical regarding DexCom’s or its management’s intentions, beliefs, expectations and strategies for the future. All forward-looking statements and reasons why results might differ included in this press release are made as of the date of this release, based on information currently available to DexCom, deal with future events, are subject to various risks and uncertainties, and actual results could differ materially from those anticipated in those forward looking statements. The risks and uncertainties that may cause actual results to differ materially from DexCom’s current expectations are more fully described in DexCom’s annual report on Form 10-K for the period ended December 31, 2016, as filed with the Securities and Exchange Commission on

February 28, 2017, and its other reports, each as filed with the Securities and Exchange Commission. Except as required by law, DexCom assumes no obligation to update any such forward-looking statement after the date of this report or to conform these forward-looking statements to actual results.

FOR MORE INFORMATION:

Steven R. Pacelli

Executive Vice President, Strategy and Corporate Development

(858) 200-0200

www.dexcom.com